Exhibit (d)(2)

February 17, 2015

CONFIDENTIAL

Alliance Fiber Optic Products Inc.

ATTN: Peter Chang, CEO

275 Gibraltar Drive

Sunnyvale, CA 94089

Ladies and Gentlemen:

In connection with the consideration of a possible corporate transaction, including a potential acquisition (the “Potential Transaction”), involving Alliance Fiber Optic Products Inc. (“AFOP”) and Corning Incorporated (“Corning”) and/or its subsidiaries, AFOP and Corning (each, a “party”), have and will likely produce certain of its Confidential Information (as defined below) for review and evaluation by the other party. Further, the receiving party may need to provide some of that Confidential Information to certain of its majority-owned subsidiaries and its own and their employees, directors, and legal, accounting, tax, investment banking, and other professional advisors (collectively, a party’s “Representatives”), all for the sole purpose of assisting the receiving party in evaluating, negotiating, and potentially consummating the Potential Transaction.

AFOP and Corning agree that any proprietary or confidential information of the disclosing party or its Representatives furnished, disclosed or otherwise made available to the receiving party or its Representatives in connection with our evaluation of the Potential Transaction, and any information produced by or for the receiving party or its Representatives that is derived from or embodies such confidential information of disclosing party (hereinafter, collectively “Confidential Information”), shall be maintained in confidence by the receiving party and its Representatives and shall not be used for any purpose other than enabling the receiving party to evaluate, negotiate and potentially consummate the Potential Transaction. (Confidential Information expected to be provided hereunder includes confidential, proprietary, non-public or otherwise sensitive information of a party and its Representatives including, without limitation, strategic plans, business plans and opportunities, trade secrets, pricing, supplier and customer information, and other technical information furnished in written, oral or electronic form.)

Both parties also agree that any received Confidential Information will not be disclosed by the receiving party to any person other than those individuals employed by the receiving party and its Representatives who have a “need to know” the received Confidential Information in connection with the evaluation, negotiation, and potential consummation of the Potential Transaction. All Representatives and their employees, who receive Confidential Information as permitted above, will be bound to a confidentiality and non-use obligation or agreement prohibiting them from further disclosing or misusing the received Confidential Information in contradiction to this letter agreement. In the event of a breach of this letter agreement by any individual employed by a Representative of a receiving party, such breach will be considered a breach of this letter agreement by the receiving party and the disclosing party and its Representatives shall be entitled to pursue all available remedies against the receiving party at law and at equity.

Confidential Information does not include information that (and previously disclosed Confidential information shall no longer be subject to this letter agreement when it): (i) becomes generally available to the public, excluding Confidential Information made available to the public as a result of a breach of this letter agreement by the receiving party, its employees, employees of its affiliates, or the receiving party’s Representatives, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its Representatives; or (iii) was or becomes available to the receiving party, or was or is independently developed by the receiving party, on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such other source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party.

Neither party, without the consent of the other, nor any of its Representatives will disclose to any person, firm or entity, the terms of this letter agreement, that any Confidential Information has been made available to it by the disclosing party, or that the parties are considering, evaluating, discussing or negotiating a Potential Transaction, unless such a disclosure is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the receiving party’s securities are listed or quoted) or by legal process to disclose any Confidential Information or any other information concerning the disclosing party or the Potential Transaction, in which event the party intending to make such disclosure must notify the other party in writing (delivered to our respective addresses noted in this letter agreement) at least ten (10) business days in advance. The other party (with the reasonable assistance of the party that is subject to the legal requirement) shall have the right to seek a protective order or take other appropriate action to prevent or limit the required disclosure. Failing the issuance of a protective order or other appropriate remedy, the party that is subject to the legal requirement will only disclose such information as is required to be disclosed to comply with such law, regulation or legal process and no such disclosure shall otherwise exempt such Confidential Information from being treated as confidential under this letter agreement.

For the period ending on the first to occur of (i) the first anniversary of the date of this letter agreement and (ii) the occurrence of a Fundamental Change Event (as defined below), neither Corning nor any of its Representatives on its behalf shall, unless specifically invited in writing by the board of directors of AFOP, acting by resolution approved by a majority of all members of the board, directly or indirectly, in any manner (Corning’s obligations pursuant to this paragraph being, the “Standstill”): (i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, Warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of AFOP; (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of AFOP; (iii) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act (a “13D Group”) with respect to any voting securities of AFOP; (iv) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (a) any of the assets, tangible and intangible, of AFOP or (b) direct or indirect rights, warrants or options to acquire any assets of AFOP; (v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting, securities or assets of AFOP; (vi) otherwise act, alone or in concert with others, to seek to propose to AFOP or any of its affiliates or any of their respective security holders any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving AFOP or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of AFOP or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of AFOP or any of its affiliates; (vii) make any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill; or (viii) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vii) of this Standstill, or take any action that might result in AFOP having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of the Standstill.

A “Fundamental Change Event” shall mean: (i) the acquisition by any person or 13D Group of beneficial ownership of Voting Securities (as defined below) representing 50% or more of the then-outstanding Voting Securities; (ii) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 50% or more of the then-outstanding Voting Securities; or (iii) the entering into by AFOP of, or the public announcement by AFOP of its intention to seek to enter into, an agreement providing for (a) any acquisition of a majority of the Voting Securities by any person or 13D Group, (b) any acquisition of a majority of the consolidated assets of AFOP and its subsidiaries by any person or group, or (c) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (c), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the Voting Securities or the outstanding voting power of the surviving parent entity in such transaction).

“Voting Securities” shall mean at any time shares of any class of capital stock of AFOP that are then entitled to vote generally in the election of directors; provided that for purposes of this definition any options, Warrants, rights or other securities that at such time are convertible or exchangeable into or exercisable for shares of capital stock of AFOP that are then entitled to vote generally in the election of directors shall be deemed to have been so converted, exchanged or exercised.

Each party further agrees that neither it nor any of its Representatives on its behalf shall at any time from the date of this letter agreement until the two-year anniversary of such date, directly or indirectly, solicit for employment or employ or cause to leave the employ of the other party any employee of the other party or any of its subsidiaries; provided, however, that non-directed newspaper or internet help wanted advertisements shall not be considered solicitations hereunder.

Until the earliest of (i) the execution by the parties hereto of a definitive and binding contract setting forth the terms of a definitive transaction; (ii) an acquisition of either party by a third party; or (iii) one year from the date of this letter agreement, neither party will initiate or maintain contact with any customer, licensee, supplier, or distributor of the other party for the purposes of obtaining information regarding the business, operations, prospects or finances of the other party or its subsidiaries in connection with the Potential Transaction between the parties. Notwithstanding the foregoing, it is understood that each party may initiate or maintain contact with any such persons or entities for any other purpose whatsoever.

The disclosing party may suffer irreparable harm as a result of a breach by the receiving party or its Representatives of the obligations assumed by the receiving party in this letter agreement. Monetary damages may not be an adequate remedy for a breach of this letter agreement, and the disclosing party will be entitled to seek specific performance and injunctive relief as remedies for any threatened or actual violation of this letter agreement.

Upon the written request from the disclosing party, the receiving party shall, and shall cause its Representatives to, promptly destroy or return to the disclosing party all Confidential Information (including paper copies and electronic files) furnished or developed from such Confidential Information by the receiving party or its Representatives in connection with the evaluation, negotiation, or consummation of the Potential Transaction. No copies, extracts, derivatives, or other reproductions in whole or in part of such Confidential Information may be retained by the receiving party or its Representatives; provided, however, that the receiving party may retain a single copy of Confidential Information received or prepared by it solely for legal, archival purposes. For the avoidance of doubt, anything that is stored on routine back-up media solely for the purpose of disaster recovery will be subject to destruction in due course, provided that, employees are precluded from accessing such information in the ordinary course of business prior to destruction. Notwithstanding the foregoing, latent data such as deleted files, and other non-logical data types, such as memory dumps, swap files, temporary files, printer spool files, and metadata that can only be retrieved by computer forensics experts and is generally considered inaccessible without the use of specialized tools and techniques will not be within the requirement for return or destruction as set forth by this provision.

Nothing in this letter agreement obligates either party or any of its Representatives to enter into further agreements or to consummate the Potential Transaction. All Confidential Information is provided “AS IS” and that the disclosing party has not provided any representation as to its adequacy, accuracy, or lawful possession. Neither party has any obligation to enter into any Potential Transaction or other transaction with the other party, and either party may terminate any discussions related to such a transaction at any time, unless and until a definitive, legally binding, agreement is subsequently entered into by both parties setting out such an obligation.

Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Except as otherwise set forth herein, this letter agreement shall terminate two years after the date first set forth above. The confidentiality obligations herein shall survive such termination and shall continue to apply to Confidential Information disclosed hereunder for a period of five years from the date of its disclosure hereunder.

This letter agreement sets out the entire understanding between the parties as to the subject matter hereof, and may not be amended other than by the written agreement of AFOP and Corning. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each party waives any right it might have to a trial by jury in any dispute directly or indirectly related to this letter agreement. This letter agreement may be executed in counterparts, each of which, when executed, shall be deemed to constitute an original but all of which together shall constitute only one document effective as of the date first set forth above when signed by all parties hereto.

Very truly yours,

CORNING INCORPORATED

By:	/s/ Stephen Miller
Stephen Miller
Vice President, Strategy

Acknowledged and agreed:

ALLIANCE FIBER OPTIC PRODUCTS INC.

By:	/s/ Peter C. Chang
Name: Peter C. Chang
Title: President and CEO, AFOP